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[LYNCH CORPORATION LOGO]


                                                                        N E W S




FOR IMMEDIATE RELEASE                                CONTACT

October 1, 2002                                      Raymond H. Keller
                                                     Lynch Corporation
                                                     (401) 453-2007
                                                     ray.keller@lynch-mail.com


                  LYNCH CORPORATION TRANSFERS SPINNAKER SHARES

         PROVIDENCE, R.I., Oct. 1 - Lynch Corporation today announced the transfer of all its remaining shareholdings in Spinnaker Industries, Inc. to an independent, international brokerage firm in New York City. The transfer was made on September 23, 2002, without consideration because Lynch Corporation determined that the Spinnaker shares have no value, as a result of Spinnaker's on-going reorganization under Chapter 11 of the bankruptcy code.

         As a result of this transfer, Lynch Corporation will record a $19,420,000 non-cash gain and consequently an increase in shareholders' equity of $19,420,000 in the third quarter of calendar-fiscal 2002. This action will increase Lynch Corporation's total shareholder equity to approximately $11 million for the third quarter of 2002 from a deficit of $7,615,000 on June 30, 2002.
         Lynch Corporation is listed on the American Stock Exchange under the symbol LGL. For more information on the company, contact Raymond H. Keller, Vice President and Chief Financial Officer, Lynch Corporation, 50 Kennedy Plaza, Suite 1250 Providence, RI 02903-2360, (401) 453-2007, ray.keller@lynch-mail.com, or visit the company's Web site: www.lynchcorp.com.


              50 Kennedy Plaza - Suite 1250 - Providence, RI 02903
            (401) 453-2007 - Fax (401) 453-2009 - www.lynchcorp.com

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Lynch Corporation Transfers Spinnaker Shares                              Page 2

FORWARD LOOKING STATEMENT

         This release contains certain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, the performance of the Corporation's businesses, certain cost savings, and other possible operational improvement. It should be recognized that such information is based upon certain assumptions, projections and forecasts including, without limitation, business conditions and financial markets, the Corporation's internal projections, and the cautionary statements set forth in the documents filed by the Lynch Corporation and Spinnaker Industries, Inc. with the Securities and Exchange Commission. As a result, such information is subject to uncertainties, risks and inaccuracies, which could be material.

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